Exhibit (k)(6)

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT dated as of April 2, 2024 (this “Amendment”) amends the Credit Agreement dated as of October 17, 2023 (the “Credit Agreement”) between Franklin BSP Private Credit Fund, a Delaware statutory trust that is registered as an investment company under the Investment Company Act operating as an interval fund under the Investment Company Act (the “Borrower”), and U.S. Bank National Association, a national banking association (the “Lender”). Capitalized terms used but not otherwise defined herein have the respective meanings given to them in the Credit Agreement.

WHEREAS, the Borrower and the Lender have entered into the Credit Agreement; and

WHEREAS, the parties hereto desire to amend the Credit Agreement in certain respect as set forth herein;

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1.         Amendments. Subject to the satisfaction of the conditions precedent set forth in Section 3, the Credit Agreement is amended as follows:

1.1          Amendments to Definitions. Section 1.1 is amended to amend the definitions of “Applicable Margin,” “Facility Amount,” “Facility Termination Date” and “Revolving Commitment Amount” their entireties to read as follows:

“Applicable Margin” means 1.95%.

“Facility Amount” means $100,000,000.

“Facility Termination Date” means April 1, 2025.

“Revolving Commitment Amount” means $30,000,000, as such amount may be modified from time to time pursuant to the terms hereof.

1.2           New Definitions. Section 1.1 is amended to add the following definitions in proper alphabetical order:

“Incremental Closing Fee” means a fee in an amount equal to the product of (i) 0.25% times (ii) the amount of the Incremental Revolving Commitment.

“Incremental Revolving Commitment” is defined in Section 2.17.

1.3           Deleted Definitions. Section 1.1 is amended to delete the definition of “Uncommitted Loans” where it appears therein.

1.4           Amendment to Section 2.1.2. Section 2.1.2 is amended in its entirety to read as follows:

2.1.2 [Reserved]

1.5          Amendment to Section 2.2(a). Clause (iii) of Section 2.2(a) is amended to replace the term “Facility Amount” with the term “Revolving Commitment Amount” where it appears therein.

1.6          Amendment to Section 2.2(c). Clause (c) of Section 2.2 is amended in its entirety to read as follows:

(c)	[Reserved]

1.7	Amendment to Section 2.3. Section 2.3 is amended in its entirety to read as follows:

2.3           Types of Borrowings. Borrowings of Loans may be Base Rate Borrowings, Daily Simple SOFR Borrowings or Term SOFR Borrowings, or a combination thereof, selected by the Borrower in accordance with Sections 2.7 and 2.8.

1.8	Amendment to Section 2.11(b). Section 2.11(b) is amended in its entirety to read as follows:

(b)          Principal of the Loans is payable on the Facility Termination Date. The Borrower hereby unconditionally promises to pay such amounts when due.

1.9 Increment Commitment. Article II is amended to add the following Section 2.17 at the end thereof:

2.17         Incremental Revolving Commitments.

(a)           Request for Increase. By notice to the Lender, (i) the Borrower may elect in its sole discretion to increase the Revolving Commitment Amount (which increase, for the avoidance of doubt, shall not require Lender consent); provided that after giving effect to such increase, the Revolving Commitment Amount does not exceed $50,000,000 (the “Committed Increase Amount”) and (ii) the Borrower may request additional increases to the Revolving Commitment Amount above the Committed Increase Amount (each such increase under clauses (i) or (ii), an “Incremental Revolving Commitment”) so long as, after giving effect thereto, the Revolving Commitment Amount does not exceed the Facility Amount; provided that the Lender shall not have any obligation to agree to provide an Incremental Revolving Commitment pursuant to this Section 2.17(a)(ii), and any election to do so pursuant to this section 2.17(a)(ii) shall be in the sole discretion of the Lender.

(b)           Minimum Amounts. Any Incremental Revolving Commitment shall be in a minimum amount of the lesser of (x) $10,000,000 (or such lesser amount as may be approved by the Lender) and (y) the entire remaining amount of increases available under this Section 2.17.

(c)          Incremental Effective Date. The Lender and the Borrower shall determine the effective date for each Incremental Revolving Commitment pursuant to this Section 2.17 (an “Incremental Effective Date”), which date shall be a Business Day at least 10 Business Days after delivery of the request pursuant to Section 2.17(a) (unless otherwise approved by the Lender) and at least 30 days before the then applicable Facility Termination Date.

(d)          Conditions to Effectiveness. Notwithstanding the foregoing, no Incremental Revolving Commitments shall be effective unless:

(i)            no Default or Event of Default has occurred and is continuing on the Incremental Effective Date and after giving effect to such Incremental Revolving Commitment;

(ii)          after giving effect to the Incremental Revolving Commitment and any Loans made in connection therewith, (x) the Borrower shall be in pro forma compliance with the covenant set forth in Section 7.12(a) and (y) no Margin Deficiency shall exist;

(iii)          the representations and warranties in this Agreement are (x) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects on and as of the Incremental Effective Date and after giving effect to such increase, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) and (y)   with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects on and as of the Incremental Effective Date and after giving effect to such increase, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(iv)	the Lender shall have received the Incremental Closing Fee; and

(v)           the Lender has received such legal opinions and other documents reasonably requested by the Lender in connection therewith.

As of such Incremental Effective Date, upon the satisfaction of the foregoing conditions, the Lender shall record the information about the applicable Incremental Revolving Commitment and give prompt written notice thereof to the Borrower.

SECTION 2.         Representations and Warranties. The Borrower represents and warrants to the Lender that, after giving effect to the effectiveness hereof:

(a) the representations and warranties contained in Article V of the Credit Agreement are (x) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects as of the date hereof, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all respects on and as of such earlier date and (y) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of the date hereof, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date;

(b)          (i) there have been no amendments, modifications or supplements to its Constituent Documents since the certificate delivered to the Lender on October 17, 2023 and each such document remains in full force and effect as of the date hereof, and (ii) there have been no changes to the incumbency of the Borrower since the certificate delivered to the Lender on October 17, 2023; and

(c)	no Default or Event of Default exists.

SECTION 3.         Effectiveness. This Amendment shall become effective when the Lender shall have received (a) counterparts of this Amendment executed by the Borrower and the Lender,

(b) a copy of the resolutions of the board of trustees or other governing body of the Borrower authorizing the execution and delivery of this Amendment and performance of each Loan Document and (b) payment of an upfront fee in an amount equal to $37,500.

SECTION 4.          Miscellaneous.

4.1          Continuing Effectiveness, etc. As herein amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. After the effectiveness of this Amendment, all references in the Credit Agreement to “this Agreement” and in the other Loan Documents to the “Credit Agreement” or similar terms shall refer to the Credit Agreement as amended by this Amendment.

4.2          Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart hereby by facsimile or in .pdf or similar format shall constitute delivery of a manually executed counterpart of this Amendment.

4.3           Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

4.4           Successors and Assigns. The terms and provisions of this Amendment shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective permitted successors and assigns.

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IN WITNESS WHEREOF, the Borrower and the Lender have executed this Amendment as of the date first above written.

FRANKLIN BSP PRIVATE CREDIT FUND, as Borrower

By:	/s/ Michael Frick
Name:	Michael Frick
Title:	Secretary

U.S. BANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Matthew D. Spies
Name:	Matthew D. Spies
Title:	Senior Vice President

[Signature Page to First Amendment]